Exhibit 99.1 PRESS RELEASE

STERLING COMMENCES PHOSPHATE PRODUCTION IN CHINA

VANCOUVER, BRITISH COLUMBIA, May 23, 2012 /PRNewswire

Sterling Group Ventures, Inc. (the "Company") (OTCQB: SGGV) (FRANKFURT: GD7) is pleased to advise that its wholly owned subsidiary, Hongyu has commenced production operations on its Gaoping Phosphate Project located in Chenxi County, Hunan Province, China (the "Project").

The conditional safety approval from the Chinese authority has been received and the installation of preliminary production facilities have been completed to the point where preliminary production operations could begin. The power line is in the final stage for the installation of the transformer and control cabinet. The explosive magazine is under construction. Currently Hongyu hired a local explosive company to provide explosives for the adit development. After Hongyu's explosive magazine is completed, Hongyu can use its own explosives for the excavation. As a result the costs will be reduced. The mining contractor has assembled the necessary production staff for the project and initial operations have been commenced. The operations will ramp up slowly to the anticipated goal of 50,000 tonnes per year. Upon reaching this level of production a new phase of expanded production will be considered and if thought appropriate undertaken.

The Phosphate is an easy to mine sedimentary deposit and occurs at the Jinjiadong Formation of Upper Sinian. Based on the preliminary plan, the development method will be an adit or adits driven on the ore to provide access and raises will develop the ore. The room and pillar mining method will be used with the mine divided into sections. The run of mine ore is marketable and will be shipped to the railhead by trucks.

The Company anticipates that when collared on the phosphorite, the mine will provide immediate income for the operation which is expected to be self sustaining and profitable.

This release has been reviewed and approved by Norman L. Tribe, P. Eng., a qualified person pursuant to National Instrument 43-101.

STERLING GROUP VENTURES, INC.

/s/Raoul Tsakok, Chairman & CEO

For further information, please contact:
Raoul Tsakok, Chairman , Richard Shao, PhD, President or Robert Smiley, JD, Director
Phone: (604) 689-4407 Fax: (604) 408-8515
Email: info@sterlinggroupventures.com

Any forward-looking statement in this press release is made pursuant to the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995. Investors are cautioned that actual results may differ substantially from such forward-looking statements. Forward-looking statements involve risks and uncertainties including, but not limited to, economic and political factors, product prices and changes in international and local markets, as well as the inherent risks of the mining related business. There can be no assurance that such statements will prove to be accurate as actual results and future events could differ materially from those anticipated in such statements. Accordingly, readers should not place undue reliance on forward-looking statements. Cautionary Note to U. S. Investors Concerning Estimates of Measure, Indicated, and Inferred Resources and Reserves. Statements regarding resources and reserves have been based on audits conducted under Chinese methods of calculation which the SEC guidelines strictly prohibit in its filings.